                                                                    EXHIBIT 99.3


                                FIRST AMENDMENT
                                       TO
                         SECURITIES PURCHASE AGREEMENT

      THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "First Amendment") is entered into and effective as of April 21, 2003 by and among, on the one hand, FAO, Inc., a Delaware corporation ("Company"), and certain purchasers (the "Purchasers") under that certain Securities Purchase Agreement dated as of April 3, 2003 (the "Purchase Agreement").

                                    RECITALS

      Company and Purchasers have entered into the Purchase Agreement pursuant to which Purchasers have agreed to purchase and Company has agreed to sell its Series I Convertible Preferred Stock (the "Preferred Stock"). Certain Purchasers have requested and Company has agreed to make certain amendments to the Purchase Agreement. Certain new persons (the "New Purchasers") wish to purchase the Preferred Stock that certain existing Purchasers have a right to purchase.

      Section 8.3 of the Purchase Agreement permits amendment with the written consent of the Company and any Purchaser who would be materially adversely affected by the amendment.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows.

      1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

      2.    Amendments to the Purchase Agreement.

                  (a) Section 4.1 of the Purchase Agreement is hereby amended by adding to the end of the definition of "Initial Equity Capitalization" the following: ", as set forth in Schedule 2.3 attached hereto."

                  (b) Section 7.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

            "Section 7.2 Commitment Provisions. The Purchasers, pro rata in proportion to each Purchaser's Commitment, shall cause the issuance of the LC so requested by the Company provided that:

                        (a) The aggregate stated amount of the LC shall not
                  exceed $5 million:

                        (b) The expiry of the LC shall not be later than
                  November 30, 2003;

                        (c) The issuance date shall not be earlier than June 1,
                  2003; and

                        (d) The Company shall execute such documentation to
                  apply for and support the issuance of the LC as may be required by the issuer of the LC, which may be one of the Company's senior lenders (the "LC Issuer)."

                  (c) Section 7.4(b) of the Purchase Agreement is hereby amended by adding to the end of such subsection the following: "; provided that the issuance of such warrants will not result in the cancellation of the LC Notes."

                  (d) Schedule I of the Purchase Agreement is hereby amended and restated in its entirety as follows:

                                   "SCHEDULE I

                                                   AMOUNT OF
PURCHASERS                                         SHARES
                                                   PURCHASED             PRICE
Saks Incorporated                                    5,000            $5,000,000
Fred Kayne                                           4,000            $4,000,000
Kayne Anderson Capital Advisors, L.P.                5,000            $5,000,000
Richard Kayne                                        4,900            $4,900,000
Hancock Park Capital II, L.P.                        5,000            $5,000,000
Woodacres LLC                                        3,100            $3,100,000
Les Biller, as trustee                               2,000            $2,000,000
Charles Norris                                       1,000            $1,000,000"

                  (e) Schedule 2.3 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

                                 "Schedule 2.3

                                 Capitalization

The equity capitalization of FAO will be as follows on the Closing Date (without giving effect to the 1:15 reverse stock split):

SECURITY                                                     COMMON EQUIVALENTS
Series I Convertible Preferred Stock*                           305,000,000
Series J Convertible Preferred Stock**                           65,704,954
Warrants***                                                      1,650,000
Common Stock****                                                 39,835,968
                        Total:                                  412,190,924

* Assumes 30,000 shares of Series I Convertible Preferred Stock are issued under the Agreement at a conversion rate of $.10 per share. Also includes 500 shares of Series I Convertible Preferred Stock issued to KBB Retail Assets Corp. in compromise of its claims in the Bankruptcy Case Proceedings.

** Series J Convertible Preferred Stock ranks pari passu with the Series I and is issued in compromise of claims by Kayne Anderson affiliates and Fred Kayne in connection with the Bankruptcy Case Proceedings. Assumes that Kayne Anderson affiliates and Fred Kayne convert the $4 million in aggregate principal amount of convertible Equipment Notes they receive in compromise of their claims in the Bankruptcy Case Proceedings.


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
*** Includes Common Stock issuable upon exercise of warrants held by Kayne Anderson Affiliates and Fred Kayne.

**** Includes Common Stock to be received by unsecured creditors in compromise of their claims in the Bankruptcy Case Proceedings, and existing Common Stock.

Until the Closing Date, FAO will not issue additional equity not shown in this Schedule except pursuant to the Agreement."

      3. Choice of Law. The validity of this First Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

      4. Counterparts; Telefacsimile Execution. This First Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by telefacsimile shall be as effective as delivery of a manually executed counterpart of this First Amendment. Any party delivering an executed counterpart of this First Amendment by telefacsimile also shall deliver a manually executed counterpart of this First Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this First Amendment.

      5. Effect on Purchase Agreement. The Purchase Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. The execution, delivery, and performance of this First Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Agent under the Purchase Agreement, as in effect prior to the date hereof.

      6. Effect of Signatures of New Purchasers. Upon execution of this Amendment, the New Purchasers will become entitled to all the rights granted to Purchasers under the Purchase Agreement and become obligated under the Purchase Agreement as fully as if they had signed the Purchase Agreement originally, Kayne Anderson Capital Advisors, L.P., as Agent, Richard Kayne and Fred Kayne will have their purchase rights reduced as indicated and PCG Tagi, LLC (Series
H) shall no longer have any rights or obligations under the Purchase Agreement or any related agreement.

      7.    Miscellaneous.

                  (a) Upon and after the effectiveness of this First Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Purchase Agreement, and each reference in the related documents to "the Purchase Agreement", "thereunder", "therein", "thereof" or words of like import referring to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as modified and amended hereby.

                  (b) The Purchase Agreement and all related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Company.

               [The rest of this page is intentionally left blank]


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
      IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Securities Purchase Agreement to be executed as of the date first above written.

                                               FAO, INC.



                                               By /s/ Raymond P. Springer
                                                  ------------------------------
                                                        Raymond P. Springer
                                                        Executive Vice President

EXITING PURCHASER:                             NEW PURCHASERS:

PCG TAGI, LLC (SERIES H)                       WOODACRES LLC



By /s/ Kurt M. Tomita                          By /s/ David Shladovsky
   -----------------------------------------      ------------------------------
Title: Vice President, Finance and Secretary   Title: General Counsel of Manager
       -------------------------------------          --------------------------




                                               /s/ Charles Norris
                                               ---------------------------------
                                                           CHARLES NORRIS


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
                                       NEW PURCHASER:



                                       /s/ Les Biller
                                       -----------------------------------------
                                       LES BILLER, as Trustee
                                       Amended and Restated Les and Sheri Biller
                                       Revocable Trust U/A Dated June 5, 2002

                                       REMAINING PURCHASERS:

                                       KAYNE ANDERSON CAPITAL ADVISORS, L.P.,
                                       as Agent



                                       By /s/David Shladovsky
                                          --------------------------------------
                                       Title: General Counsel
                                              ----------------------------------

                                       /s/ Fred Kayne
                                       -----------------------------------------
                                                FRED KAYNE


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